                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   Form 8-K/A

                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



      Date of Report (Date of earliest event reported): January 30, 1996


                           WATSON GENERAL CORPORATION
             (Exact name of registrant as specified in its charter)

                                   California
                 (State or other jurisdiction of incorporation)

                   0-16011                        95-2873758
            (Commission File No.)  (IRS Employer Identification No.)


              32-B Mauchly
           Irvine, California                        92718
  (Address of principal executive offices)         (Zip Code)


      Registrant's telephone number, including area code:  (714)-727-4020

                                      N.A.
         (Former name or former address, if changed since last report.)

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

On January 18, 1996, Watson General Corporation (the "Registrant") and the shareholders of EnviroQuest Technologies, Ltd. (the "Shareholders") entered into a Stock Purchase Agreement (Exhibit 1) and consummated the transaction contemplated thereby on January 30, 1996. Pursuant to the Stock Purchase Agreement, the Registrant delivered, in exchange for all outstanding shares of stock of EnviroQuest Technologies, Ltd. ("ETL"), to the Shareholders 1.) One million shares of the Registrant's common stock, 2.) Eight Hundred Thousand dollars, and 3.) The Registrant's Promissory Note bearing no interest and maturing on January 30, 1998 in the amount of $220,000. The purchase price was determined by negotiation.

The Shareholders were; John Marencik, Frances Marencik, Robert Wilkinson, Roger Sherwood. None of the Shareholders had any relationship to the Registrant prior to the acquisition.

The Registrant completed four private placement offerings in the past three months of restricted shares of common stock in order to finance the transaction.

In early April of 1996, the aggregate purchase price paid by the Company for ETL was reduced. Of the 1 million shares of the Company's common stock issued in connection with the acquisition, 677,350 shares have been returned to the Company. In addition, a promissory note issued by the Company to one of the sellers for $156,860 has been returned to the Company, reducing the aggregate amount of notes issued in connection with the transaction to $63,140. The cash portion of the purchase price for ETL, which was $800,000 was not affected.
The reduction in the purchase price was negotiated with the largest selling shareholder of ETL in settlement of a dispute by the Company regarding the accuracy of certain representations, warranties and covenants made to it in connection with the acquisition. The Company intends to seek an adjustment from the other principal selling shareholder. The alleged inaccuracies involve the prior conduct of certain persons employed by ETL and do not involve the efficacy of the SIRAS technology, or the correctness in any material aspect of the financial statements of ETL.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

(a)   Financial Statements.

         - Audited Financial Statements of EnviroQuest Technologies, Ltd. for the year ended September 30, 1995, together with Report of Independent Accountants, and unaudited Financial Statements for the year ended September 30, 1994.

                 The Financial Statements for the year ended September 30, 1994 have been audited by a nationally recognized independent accounting firm, which issued its unqualified report dated January 19, 1995 with respect to such Financial Statements. However, such accountants have declined to reissue such report in light of the time elapsed since the original issuance of their report.

         - Unaudited Financial Statements of EnviroQuest Technologies, Ltd. for the quarters ended December 31, 1995 and 1994.

(b)   Pro Forma Financial Information.

         - Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1995.

         - Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended September 30, 1995.

         - Unaudited Pro Forma Condensed Consolidated Statement of Operations for the quarter ended December 31, 1995.

         - Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

(c)   Exhibits.

Exhibit 1 Stock Purchase Agreement (filed with original Current report on Form 8-K on February 13, 1996.)

Exhibit 2   Settlement Agreement and Release

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has dully caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            Watson General Corporation

                                            By:


Date 4/13/96                                    /s/ Joseph L. Christoffel
                                                ----------------------------
                                                Joseph L. Christoffel,
                                                Chief Financial Officer

                         Report of Independent Auditors

The Board of Directors and Stockholders
EnviroQuest Technologies, Ltd.

We have audited the accompanying balance sheet of EnviroQuest Technologies, Ltd. (the Company) as of September 30, 1995, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EnviroQuest Technologies, Ltd. at September 30, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




                                                       /s/  Ernst & Young LLP


Kansas City, Missouri
January 4, 1996, except for Note 10,
  as to which the date is April 5, 1996

                         EnviroQuest Technologies, Ltd.

                                 Balance Sheets


                                                                                SEPTEMBER 30
                                                                           1995             1994
                                                                           ---------------------
                                                                                        (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                                               $104,810         $173,540
  Accounts receivable, less allowance for doubtful accounts of
    $20,000 and $5,000 at December 31, 1995 and 1994,
    respectively (Note 3)                                                  121,876          162,443
  Prepaid expenses and other current assets                                 17,593           38,352
  Refundable income taxes                                                   17,261              900
  Deferred income taxes (Note 4)                                            16,655           10,679
                                                                          -------------------------
Total current assets                                                       278,195          385,914

Property and equipment (Note 3):
  Equipment                                                                252,607          180,150
  Leasehold improvements                                                    75,183               -
  Furniture and fixtures                                                    55,840           13,856
                                                                          -------------------------
                                                                           383,630          194,006
  Less accumulated depreciation                                            (83,125)         (37,651)
                                                                          -------------------------
                                                                           300,505          156,355

Investments in unconsolidated subsidiaries                                   8,392           51,204
Capitalized software                                                            -           217,752
Notes receivable from related parties (Note 9)                              90,586               -
Deposits                                                                    13,551            2,272
                                                                          -------------------------
Total assets                                                              $691,229         $813,497
                                                                          =========================

                                                                               SEPTEMBER 30
                                                                           1995             1994
                                                                          ------------------------
                                                                                        (Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                        $ 96,592         $123,651
  Accrued expenses                                                         120,812          170,641
  Deferred revenue on service sales                                        234,592          127,500
  Current portion of long-term debt (Note 3)                                61,495               -
                                                                          -------------------------
Total current liabilities                                                  513,491          421,792


Long-term debt, less current portion (Note 3)                              123,298           50,000
Deferred income taxes                                                       16,655           98,099

Stockholders' equity:
  Common stock, $.01 par value:
    Authorized shares - 3,000,000
    Issued shares - 1,011,633 in 1995 and 986,633 in 1994
                                                                            10,116            9,866
  Additional paid-in capital                                               139,299          112,707
  Retained earnings (deficit)                                              (63,291)         121,033
                                                                          -------------------------
                                                                            86,124          243,606
  Treasury stock, 87,727 shares at cost in 1995                            (28,395)              -
  Unearned stock compensation (Note 8)                                     (19,944)              -
                                                                          -------------------------
Total stockholders' equity                                                  37,785          243,606
                                                                          -------------------------
Total liabilities and stockholders' equity                                $691,229         $813,497
                                                                          =========================

See accompanying notes.

                         EnviroQuest Technologies, Ltd.

                            Statements of Operations


                                                                           YEAR ENDED SEPTEMBER 30
                                                                           1995             1994
                                                                         ---------------------------
                                                                                         (Unaudited)
Revenues:
  Service revenues                                                       $2,192,795      $   890,765
  Environmental projects                                                     27,617          265,423
  Software license revenues                                                  23,523          470,140
                                                                         ---------------------------
                                                                          2,243,935        1,626,328
Operating expenses:
  Selling                                                                 1,055,528          609,413
  General and administrative                                                936,781          734,317
  Research and development                                                  485,154          172,614
                                                                         ---------------------------
Operating income (loss)                                                    (233,528)         109,984

Other income (expense):
  Equity in income (losses) of unconsolidated subsidiaries
                                                                            (42,812)          33,608
  Interest income                                                             8,994            2,631
  Interest expense                                                           (4,398)          (1,625)
                                                                         ---------------------------
                                                                            (38,216)          34,614
                                                                         ---------------------------
Income (loss) before income taxes                                          (271,744)         144,598

Income tax provision (benefit) (Note 4)                                     (87,420)          52,213
                                                                         ---------------------------
Net income (loss)                                                        $ (184,324)        $ 92,385
                                                                         ===========================
Net income (loss) per share                                              $     (.20)        $    .09
                                                                         ===========================
Weighted average common shares outstanding                                  923,952          986,633
                                                                         ===========================

See accompanying notes.

                         EnviroQuest Technologies, Ltd.

                       Statements of Stockholders' Equity


                                                                             RETAINED
                                                               ADDITIONAL    EARNINGS                   UNEARNED            TOTAL
                                                    COMMON      PAID-IN    (ACCUMULATED   TREASURY       STOCK         STOCKHOLDERS'
                                                     STOCK      CAPITAL      DEFICIT)      STOCK      COMPENSATION        EQUITY
                                                   ---------------------------------------------------------------------------------
Balances at September 30, 1993 (unaudited)         $  9,866    $112,707     $  28,648      $    -        $    -           $151,221
  Net income (unaudited)                                  -           -        92,385           -             -             92,385
                                                   ---------------------------------------------------------------------------------
Balances at September 30, 1994 (unaudited)            9,866     112,707       121,033           -             -            243,606
  Purchase of treasury stock                              -           -             -     (28,395)            -            (28,395)
  Issuance of compensatory stock options
  (Note 8)                                                -      26,592             -           -       (26,592)                 -

  Amortization of unearned stock compensation             -           -             -           -         6,648              6,648
  Exercise of stock options                             250           -             -           -             -                250
  Net loss                                                -           -      (184,324)          -             -           (184,324)
                                                   ---------------------------------------------------------------------------------
Balances at September 30, 1995                      $10,116    $139,299     $ (63,291)   $(28,395)     $(19,944)            37,785
                                                   =================================================================================


See accompanying notes.

                         EnviroQuest Technologies, Ltd.

                            Statements of Cash Flows

                                                                          YEAR ENDED SEPTEMBER 30
                                                                           1995             1994
                                                                         --------------------------
                                                                                        (Unaudited)
OPERATING ACTIVITIES
Net income (loss)                                                        $(184,324)       $  92,385
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
    Depreciation                                                            45,474           25,953
    Provision for doubtful accounts                                         17,113           20,517
    Loss on disposal of equipment                                           14,355               -
    Equity in losses (earnings) of unconsolidated
      subsidiaries                                                          42,812          (33,608)
    Write off of capitalized software costs                                217,752               -
    Compensation related to stock options                                    6,648               -
    Deferred income tax expense (benefit)                                  (87,420)          53,112
    Changes in operating assets and liabilities:
      Accounts receivable                                                   23,454          201,577
      Prepaid expenses and other current assets                             20,759          (27,963)
      Refundable income taxes                                              (16,361)            (900)
      Deposits                                                             (11,279)            (809)
      Accounts payable                                                     (27,059)        (105,787)
      Accrued expenses                                                     (49,829)          97,292
      Income taxes payable                                                      -            (5,724)
      Deferred revenue on service sales                                    107,092          (39,270)
                                                                         --------------------------
Net cash provided by operating activities                                  119,187          276,775

INVESTING ACTIVITIES
Purchases of property and equipment                                       (203,979)        (110,369)
Advances to related parties                                                (91,000)              -
Capitalized software costs incurred                                             -          (144,375)
Payments received on notes receivable                                          414               -
                                                                         --------------------------
Net cash used in investing activities                                     (294,565)        (254,744)

FINANCING ACTIVITIES
Proceeds from line of credit borrowings                                    290,000          100,000
Principal payments on line of credit borrowings                           (340,000)         (50,000)
Proceeds from issuance of long-term debt                                   186,475               -
Principal payments on long-term debt                                        (1,682)              -
Purchase of treasury stock                                                 (28,395)              -
Proceeds from exercise of stock options                                        250               -
                                                                         --------------------------
Net cash provided by financing activities                                  106,648           50,000
                                                                         --------------------------

Net increase (decrease) in cash and cash equivalents                       (68,730)          72,031
Cash and cash equivalents at beginning of year                             173,540          101,509
                                                                         --------------------------
Cash and cash equivalents at end of year                                 $ 104,810         $173,540
                                                                         ==========================

                         EnviroQuest Technologies, Ltd.

                                                                          YEAR ENDED SEPTEMBER 30
                                                                           1995             1994
                                                                        --------------------------
                                                                                        (Unaudited)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest                                                              $    4,398       $    1,600
                                                                        ===========================
  Taxes                                                                 $   16,361       $    5,724
                                                                        ===========================

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Unearned compensation costs associated with issuance of
  compensatory stock options                                            $   26,592       $        -
                                                                        ===========================


See accompanying notes.

                        EnviroQuest Technologies, Ltd.
                        Notes to Financial Statements

                         September 30, 1995 and 1994

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF THE BUSINESS

EnviroQuest Technologies, Ltd. (the Company) is a full service environmental engineering and consulting firm specializing in Underground Storage Tank (UST) products and services.

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all investments with original maturities of three months or less to be cash equivalents. At September 30, 1994, cash equivalents consisted primarily of money market accounts. No cash equivalents existed at September 30, 1995.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives ranging from five to seven years.

INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

The Company owns a 48% equity interest in SIRAS North Central (SNC), a joint venture which has the exclusive marketing and distribution rights of the Company's product in certain domestic sales territories. Summarized financial information for SNC is included in Note 2. The Company also owns a 48% equity interest in LaSIR Technologies, LLC (LT), a limited liability company which is currently developing certain environmental monitoring products. Financial information with respect to current assets, total assets and revenues of LT is not material to the Company at September 30, 1995 and 1994.

                         EnviroQuest Technologies, Ltd.
                   Notes to Financial Statements (Continued)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company's investments in SNC and LT are stated at cost, adjusted for their equity in the subsidiaries' earnings and losses, and amortization for the difference between the amount at which the investments are carried and the amount of underlying equity in SNC and LT.

SOFTWARE DEVELOPMENT COSTS

In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," capitalization of software development costs begins upon the establishment of technological feasibility. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technologies. Costs incurred prior to reaching technological feasibility are considered research and development expenses.

During 1995, the Company determined that all costs incurred and capitalized in the continuing development of a certain software product, totaling $217,752 (unaudited) as of September 30, 1994, would not be recoverable in the foreseeable future due to changes in the market and a resulting modification to the Company's future sales and marketing strategy whereby sales of this product would not be actively pursued. As such, the capitalized costs have been written off to research and development expense during the year ended September 30, 1995. No amortization of these capitalized software costs had previously been recorded. In addition, no software development costs were capitalized in 1995.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred.

ADVERTISING COSTS

Advertising costs are charged to expense in the period the costs are incurred. Advertising expense was approximately $82,000 and $73,000 (unaudited) for the years ended September 30, 1995 and 1994, respectively.

                         EnviroQuest Technologies, Ltd.
                   Notes to Financial Statements (Continued)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

Revenue on service contracts, which extend over varying terms, is recognized and billed in the month in which the service is performed. The Company follows the percentage of completion method of accounting for all environmental projects. Revenue from software license sales is recognized on delivery of the software, with an estimated accrual for additional costs to be incurred.

INCOME TAXES

The Company accounts for income taxes using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." The liability method provides that deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amount for financial reporting purposes as measured by the enacted tax rates and law that will be in effect when the differences are expected to reverse.

CONCENTRATION OF CREDIT RISK

The Company grants unsecured trade credit to customers who meet the Company's preestablished credit requirements. Credit losses are provided for in the Company's financial statements and consistently have been within management's expectations. Trade receivables subject the Company to a concentration of credit risk with customers in the retail petroleum industry. This risk is limited somewhat due to the number of customers comprising the Company's customer base and their geographic dispersion within the United States. However, revenues from Mobil Oil Corporation (Mobil) accounted for approximately 40% and 9% (unaudited) of total revenues in fiscal 1995 and 1994, respectively. Subsequent to September 30, 1995, the Company terminated its relationship with Mobil and expects significantly lower revenue from this customer in fiscal 1996.

NET INCOME (LOSS) PER SHARE

The computation of net income (loss) per share is based on the weighted average number of outstanding common shares. Common stock equivalent shares were considered antidilutive in 1995. No common stock equivalents existed in 1994.

                         EnviroQuest Technologies, Ltd.
                   Notes to Financial Statements (Continued)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK BASED COMPENSATION

The Company grants stock options for a fixed number of shares to employees and directors with an exercise price equal to or less than the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and accordingly, recognizes compensation expense over the related vesting period for the difference between the exercise price and the estimated fair value of the shares at the date of grant for the stock option grants. No compensation expense is recognized when the exercise price equals the fair value of the shares at the date of grant.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long- Lived Asset to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cost flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting of long-lived assets that are expected to be disposed of. The Company will adopt SFAS No. 121 in the first quarter of fiscal 1997 and, based on current circumstances, does not believe the effect of adoption will be material.

RECLASSIFICATIONS

Certain amounts in the 1994 unaudited financial statements have been reclassified to conform to 1995 presentation.

                         EnviroQuest Technologies, Ltd.
                   Notes to Financial Statements (Continued)

2.  INVESTMENT IN SIRAS NORTH CENTRAL, INC.

The following presentation is a condensed unaudited summary of financial information of the Company's investment in SIRAS North Central, Inc. as of and for the years ended September 30, 1995 and 1994.

                                 BALANCE SHEETS
                                  (Unaudited)

                                                                           1995             1994
                                                                          -------------------------
Current assets                                                            $120,106         $191,174
Property and equipment, net                                                 22,164           10,659
Other noncurrent assets, net                                                32,491           42,627
                                                                          -------------------------
                                                                          $174,761         $244,460
                                                                          =========================

Accounts payable and accrued expenses                                     $ 10,798         $ 18,136
Deferred revenue                                                            23,668           66,546
Stockholders' equity                                                       140,295          159,778
                                                                          -------------------------
                                                                          $174,761         $244,460
                                                                          =========================

                            STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                                           1995             1994
                                                                          -------------------------
Operating income                                                          $235,577         $185,155
Operating costs and expenses                                               270,669          142,221
                                                                          -------------------------
Net income (loss)                                                         $(35,092)        $ 42,934
                                                                          =========================

3.  NOTES PAYABLE AND LONG-TERM DEBT

The Company has available a line of credit with a bank which permits borrowings, based on specified percentages of qualified accounts receivable and equipment, furniture and fixtures, as defined in the line of credit agreement, of up to $250,000. The agreement also contains certain covenants regarding operating and capital expenditures and net worth requirements, among other things. At September 30, 1995, there were no outstanding borrowings against the line of credit. At September 30, 1994, there were $50,000 (unaudited) of borrowings against the line of credit.

                         EnviroQuest Technologies, Ltd.
                   Notes to Financial Statements (Continued)

3.  NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)

Subsequent to September 30, 1995, the Company borrowed $100,000 on the line of credit. Borrowings under this agreement bear interest at 1 1/2% over a floating prime rate with interest payable monthly. Borrowings are collateralized by the Company's accounts receivable, equipment, furniture and fixtures and the personal guarantees of the Company's principal stockholders. In conjunction with these borrowings, the bank agreed to waive certain of the restrictive covenants. The line of credit expires February 6, 1996.

Long-term debt at September 30 consisted of the following:

                                                                           1995             1994
                                                                          -------------------------
                                                                                        (Unaudited)
Note payable to bank in monthly installments of $10,750 including interest at 1.5% over the corporate base rate (10.5% at
  September 30, 1995) adjusted quarterly, with any remaining unpaid principal due November 2000, collateralized by second security interest in accounts receivable and certain property and equipment of the Company and personally guaranteed by
  certain stockholders of the Company.
                                                                          $175,000        $   -
Unsecured note payable to a former officer and stockholder in monthly installments of $226, including interest at 6.5%,
  maturing December 2000.                                                    9,793            -
                                                                          ------------------------
                                                                           184,793            -
Less current portion                                                        61,495            -
                                                                          ------------------------
                                                                          $123,298        $   -
                                                                          ========================

The note payable to bank is guaranteed by the Small Business Administration under a loan agreement which permits borrowings up to $500,000. The note payable is personally guaranteed by two officers of the Company. Additionally, it is secured by an assignment of life insurance policies on the life of an officer of the Company. The note contains certain restrictions which, among other things, limit the amount of salaries, bonuses and dividends payable to officers and directors of the Company. Subsequent to September 30, 1995, the Company borrowed the remaining $325,000 available under this loan agreement. The recorded amounts of the Company's notes payable and long-term debt approximate market value based on current market interest rates.

                         EnviroQuest Technologies, Ltd.
                   Notes to Financial Statements (Continued)

3.  NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)

As of September 30, 1995, future principal payments on long-term debt for the years ending September 30 are as follows:

                  1996                             $ 61,495
                  1997                               89,065
                  1998                               31,129
                  1999                                2,795
                  2000                                  309
                                                   --------
                                                   $184,793
                                                   ========

4.  INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of September 30 are as follows:

                                                         1995          1994
                                                        ---------------------
                                                                   (Unaudited)
Deferred tax assets:
  Net operating loss carryforwards                      $13,314      $      -
  Vacation accrual                                        9,647         8,781
  Allowance for bad debts                                 7,592         1,898
                                                        ---------------------
Total deferred tax assets                                30,553        10,679

Deferred tax liabilities:
  Depreciation                                           16,655       (13,213)
  Capitalized software costs                                 -        (82,659)
  Other                                                      -         (2,227)
                                                        ---------------------
Total deferred tax liabilities                           16,655       (98,099)

Valuation allowance                                     (13,898)           -
                                                        ---------------------
Net deferred tax liability                              $    -       $(87,420)
                                                        =====================


At September 30, 1995, the Company has a tax basis net operating loss carryforwards of approximately $35,000 which will expire in varying amounts through 2010, if unused.

                         EnviroQuest Technologies, Ltd.
                   Notes to Financial Statements (Continued)

4.  INCOME TAXES (CONTINUED)

The components of income tax expense (benefit) for the years ended September 30 are as follows:

                                            1995             1994
                                           -------------------------
                                                          (Unaudited)
            Current:
               Federal                     $     -           $  (579)
               State                             -              (321)
                                           -------------------------
            Total current                        -              (900)
            Deferred:
               Federal                      (73,602)          44,718
               State                        (13,818)           8,395
                                           -------------------------
            Total deferred                  (87,420)          53,113
                                           -------------------------
                                           $(87,420)         $52,213
                                           =========================

A reconciliation of the income tax provision (benefit) to the amounts computed at the federal statutory rate is as follows:

                                                                 YEAR ENDED SEPTEMBER 30
                                                                  1995             1994
                                                                 -------------------------
                                                                                (Unaudited)
         Tax provision at statutory rate                         $(92,393)         $49,163
         State income taxes net of federal taxes                   (9,120)           5,541
         Change in valuation reserve                               13,898           (5,596)
         Other                                                        195            3,105
                                                                 -------------------------
                                                                 $(87,420)         $52,213
                                                                 =========================


5.  ROYALTIES

The Company is obligated to pay royalties to certain employees based on achievement of certain software sales levels. Royalties are generally calculated at 5% to 8% of specific software sales. Royalty expense for the years ended September 30, 1995 and 1994 were approximately $23,000 and $11,000 (unaudited), respectively.

                         EnviroQuest Technologies, Ltd.
                   Notes to Financial Statements (Continued)

6.  COMMITMENTS AND CONTINGENCIES

The Company leases certain office space, automobiles and furniture under long-term noncancelable operating lease arrangements, some of which are with related parties. Future minimum rental payments, including commitments of $85,779 per year through 1997, $51,991 in 1998 and $28,000 in 1999 in connection with the related-party leases described in Note 9, for each of the next five years ending September 30 are as follows:

           1996                                  $131,800
           1997                                   107,281
           1998                                    58,592
           1999                                    43,260
           2000                                    28,000

Total rent expense for the years ended September 30, 1995 and 1994 was $47,366 and $20,057 (unaudited), respectively.

At September 30, 1995, the Company was contingently liable with respect to guarantees of certain indebtedness of a related third party amounting to $95,214. Management of the Company is currently unaware of any conditions which would require it to assume any financial responsibility under the terms of the related agreement.

At September 30, 1995, the Company has pending three lawsuits involving general contracts and employment issues. With respect to two of the claims, counsel for the Company and management have estimated the range of possible loss to be from no liability to $35,000. With respect to the other pending claim, counsel is unable to estimate the range of possible loss, if any, which could result from this claim. Management does not believe that the ultimate outcome of these claims will have a material effect on the Company's financial statements.

7.  EMPLOYEE BENEFIT PLANS

The Company has a profit-sharing plan which covers substantially all full-time employees. Annual contributions are discretionary as determined by the Board of Directors, but may not exceed the maximum amount deductible for federal income tax purposes. The Company made no contributions in 1995. The Company's contributions charged to expense in 1994 were approximately $38,000 (unaudited). Subsequent to September 30, 1995, the profit-sharing plan was merged with the 401(k) plan described below.

                         EnviroQuest Technologies, Ltd.
                   Notes to Financial Statements (Continued)

7.  EMPLOYEE BENEFIT PLANS (CONTINUED)

During 1995, the Company established a 401(k) plan which covers substantially all full-time employees. In accordance with the plan document, employees were given the option to make annual contributions of up to the maximum amount permitted by the Internal Revenue Service. Annual matching contributions are discretionary as determined by the Board of Directors, but may not exceed the maximum amount deductible for federal income tax purposes. The Company's matching 401(k) contributions of approximately $13,000 were charged to expense in 1995.

8.  STOCK OPTIONS

During February 1995, the Company entered into an agreement with a consultant under which the consultant may purchase up to 10% of the outstanding shares of common stock of the Company for par value. These options become exercisable in equal amounts semiannually beginning six months from the date of grant and fully vest upon the sale of a majority of the issued and outstanding shares of common stock of the Company. During the year ended September 30, 1995, the individual exercised options for the purchase of 25,000 shares. At September 30, 1995, the remaining options for the purchase of 74,879 shares are not exercisable.

Compensation expense is recorded for the difference between the option price and the estimated fair market value of the stock over the related vesting period. For the year ended September 30, 1995, the Company recorded compensation expense of $6,648 in general and administrative expenses.

9.  RELATED PARTIES

The Company leases certain office space, furniture and automobiles from two related parties under noncancelable lease agreements expiring through 1998. Payments on these leases amounted to approximately $55,232 during 1995 and were immaterial in 1994.

During 1995, the Company advanced $40,000 to an officer and stockholder of the Company under a note receivable agreement, due in monthly installments of $366, including interest at 10.5%, through May 2005. This note has a balance due of $39,586 at September 30, 1995. Also, the Company advanced $51,000 to LT in 1995 under a note

                         EnviroQuest Technologies, Ltd.
                   Notes to Financial Statements (Continued)

9.  RELATED PARTIES (CONTINUED)

receivable agreement, bearing interest at 10%, due on demand. Subsequent to September 30, 1995, the Company has advanced an additional $60,000 to LT. This note is classified as a noncurrent asset in the accompanying financial statements, as the Company does not intend to request any repayment from LT in fiscal 1996. The recorded amounts of the Company's notes receivable approximate market value based on current market interest rates.

10.  SUBSEQUENT EVENT

On January 18, 1996, the Board of Directors and stockholders approved a stock purchase agreement whereby all the common stock of the Company would be sold to Watson General Corporation (WGC), a publicly traded company, for a purchase price of $800,000 in cash, $220,000 in the form of noninterest-bearing promissory notes due on January 31, 1998 and 1,000,000 shares of WGC stock, as defined by the agreement. This transaction was consummated on January 30, 1996. WGC has committed to fund the operations of the Company for the foreseeable future.

In conjunction with the above transaction, the monthly payment on one of the leases with a related party was reduced so that future minimum lease payments under the related-party leases would be reduced by $24,000 per year through 1998 and $16,000 in 1999. In addition, the $39,586 note receivable from an officer and stockholder will be forgiven effective with closing of this transaction.

On April 5, 1996, the Company, WGC and one of the selling stockholders entered into a settlement agreement and release (Settlement Agreement). The Settlement Agreement amended the terms of the purchase agreement above, whereby the stockholder returned 677,350 shares of WGC stock and a $156,860 promissory note. WGC also granted this stockholder options to purchase 50,000 shares of WGC stock at a price per share of $2.50. These stock options vest in varying amounts over the two-year period following the closing of the Settlement Agreement and expire on January 31, 1999, if not exercised.

                        EnviroQuest Technologies, Ltd

                                Balance Sheet

                               December 31,1995
                                 (Unaudited)

Assets:
 Current assets
   Cash and equivalents                                 $173,278
   Accounts receivable                                   179,700
   Prepaid expenses and other current assets              45,245
                                                        --------
                                                         398,223

 Property and equipment                                  313,339
 Deposits and other assets                               105,452
                                                        --------
   Total assets                                         $817,014
                                                        ========

Liabilities and shareholders' equity:
 Current liabilities
   Accounts payable, accrued expenses
     and other liabilities                              $234,275
   Current portion of long-term debt                      80,700
                                                        --------
                                                         314,975

 Long-term debt                                          429,093
 Deferred income taxes                                   169,208

 Shareholders' equity
   Common stock                                           10,116
   Additional paid-in capital                            139,299
   Treasury stock                                        (28,395)
   Retained earnings (accumulated deficit)              (217,282)
                                                        --------
                                                         (96,262)
                                                        --------
   Total liabilities and shareholders' equity           $817,014
                                                        ========

                         EnviroQuest Technologies, Ltd

                            Statements of Operations

                  Three Months ended December 31,1995 and1994

                                                1995                1994
                                             (Unaudited)         (Unaudited)
                                             -----------         -----------
Net sales                                     $ 482,969           $ 533,456

Selling, general and administrative expenses    421,856             357,625

Research and development                        210,118             130,208

Other expense                                     3,834               1,885
                                              ---------           ---------

Income (loss) from operations before

         provision for income taxes            (152,839)             43,738

Provision for income taxes                        1,152                   -
                                              ---------           ---------
Net income (loss)                             $(153,991)          $  43,738
                                              =========           =========


                         EnviroQuest Technologies, Ltd

                            Statements of Cash Flows

                  Three months ended December 31,1995 and 1994


                                                  1995          1994
                                               (Unaudited)   (Unaudited)
                                               -----------   -----------
OPERATING ACTIVITIES

Net Income (loss)                              $ (153,991)    $  43,738
Adjustments to reconcile net income (loss)
  to net cash provided by (used in)
  operating activities:
  Depreciation and amortization                    18,305             -
  Deferred income tax                             152,553       293,480
  Unearned compensation                            19,944             -
  Changes in operating assets and
    liabilities:
    Accounts receivable                           (57,824)     (118,696)
    Prepaid expenses and other current
     assets                                         6,264         9,355
    Deposits and other assets                       7,077       (35,265)
    Accounts payable, accrued expenses
     and other liabilities                       (272,213)     (168,545)
                                                ---------      --------
Net cash provided by (used in) operating
 activities                                      (279,885)       24,067

INVESTING ACTIVITIES
Purchases of property and equipment               (31,140)      (11,943)
                                                ---------      --------
Net cash used in investing activities             (31,140)      (11,943)


FINANCING ACTIVITIES
Proceeds from line of credit borrowings           325,000        11,474
Proceeds from long-term debt                       54,493        50,000
Purchase of treasury stock                              -       (22,949)
                                                 --------      --------
Net cash provided by financing activities         379,493        38,525

Net increase in cash                               68,468        50,649
Cash at beginning of period                       104,810       173,540
                                                 --------      --------
Cash at end of period                            $173,278      $224,189
                                                 ========      ========

                         ENVIROQUEST TECHNOLOGIES, INC.
                     NOTE TO UNAUDITED FINANCIAL STATEMENTS


In the opinion of management, the accompanying unaudited financial statements contain all adjustments consisting of normal recurring accruals necessary to present fairly the Company's financial position as of December 31, 1995 and the results of operations and cash flows for the three-month periods ended December 31, 1995 and 1994. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations for the three-month period ended December 31, 1995 are not necessarily indicative of those to be expected for the entire year.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               December 31, 1995

                                                 Watson      EnviroQuest    Siras North      Pro Forma        Pro Forma
                                                 General     Technologies     Central       Adjustments      Consolidated
                                               ----------    ------------   -----------     -----------      ------------
Assets:
  Current assets
     Cash and equivalents                      $1,150,000      $173,000      $ 73,000       $ (800,000)(A)     $  956,000
     Accounts receivable                          524,000       180,000        18,000                -            722,000
     Prepaid expenses and other
       current assets                             177,000        45,000        19,000                -            241,000
                                               ----------      --------      --------       ----------         ----------
                                                2,211,000       398,000       110,000         (800,000)         1,919,000

  Property and equipment                          601,000       313,000        19,000          (80,000)(A)        853,000
  Deposits and other assets                        49,000       106,000             -          (40,000)(A)         81,000
                                                                                               (34,000)(B)
  Intangibles and goodwill                        379,000             -        30,000        2,215,000 (A)      2,624,000
                                               ----------      --------      --------       ----------         ----------
  Total assets                                 $3,240,000      $817,000      $159,000       $1,261,000         $5,477,000
                                               ==========      ========      ========       ==========         ==========

Liabilities and shareholders' equity
  Current liabilities
    Accounts payable, accrued expenses
       and other liabilities                   $  583,000      $234,000       $30,000       $   88,000 (A)     $  935,000
    Current portion of long-term
      debt                                         22,000        81,000             -                -            103,000
                                               ----------      --------      --------       ----------         ----------
                                                  605,000       315,000        30,000           88,000          1,038,000

  Long-term debt                                  347,000       429,000             -                -            776,000
  Deferred income taxes                                 -       169,000             -                -            169,000
  Deferred employee benefits
    and other liabilities                         435,000             -             -                -            435,000

  SHAREHOLDERS' EQUITY
     Common stock                               8,009,000        10,000        13,000          830,000 (A)      8,856,000
                                                                                                (6,000)(B)
     Additional paid-in capital                   153,000       139,000       112,000          136,000            512,000
                                                                                               (28,000)(B)
     Treasury stock                                     -       (28,000)            -           28,000 (A)              -
     Retained earnings (accumulated
        deficit)                               (6,309,000)     (217,000)        4,000          213,000 (A)     (6,309,000)
                                               ----------      --------      --------       ----------         ----------
                                                1,853,000       (96,000)      129,000        1,173,000          3,059,000
                                               ----------      --------      --------       ----------         ----------
                                               $3,240,000      $817,000      $159,000       $1,261,000         $5,477,000
                                               ==========      ========      ========       ==========         ==========

      See accompanying notes to unaudited pro forma condensed consolidated financial statements.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS



                                               Watson         EnviroQuest       Siras North
                                               General        Technologies        Central
                                            -------------     -------------     ------------
                                                            Fiscal year ended
                                            ------------------------------------------------
                                            September 30,     September 30,     December 31,     Pro Forma       Pro Forma
                                                1995              1995             1995         Adjustments     Consolidated
                                            -------------     -------------     ------------    -----------     ------------
Net sales                                    $2,990,000        $2,244,000        $172,000        $       -       $5,406,000

Cost of sales                                 1,846,000                 -               -                -        1,846,000
                                             ----------        ----------        --------        ---------       ----------
      Gross profit                            1,144,000         2,244,000         172,000                -        3,560,000

Selling, general and administrative
  expense:                                    2,193,000         1,992,000         188,000          113,000 (C)    4,576,000
                                                                                                    90,000
Research and development                              -           485,000               -                -          485,000

Interest and other expense
 (income)                                        52,000            38,000          (1,000)          40,000 (E)      129,000
                                             ----------        ----------        --------        ---------       ----------

Loss from operations before provision
      for income taxes                       (1,101,000)         (271,000)        (15,000)        (243,000)      (1,630,000)

Provision (benefit) for income taxes              5,000           (87,000)              -                - (F)      (82,000)
                                             ----------        ----------        --------        ---------       ----------

Net loss                                    ($1,106,000)        ($184,000)       ($15,000)       $(243,000)     ($1,548,000)
                                             ==========        ==========        ========        =========       ==========

Net loss per share                               ($0.13)                                                             ($0.18)
                                             ==========                                                          ==========

Weighted average shares                       8,370,000                                                           8,693,000
                                             ==========                                                          ==========


      See accompanying notes to unaudited pro forma condensed consolidated financial statements.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1995



                                          Watson        EnviroQuest        Siras North        Pro Forma        Pro Forma
                                         General        Technologies         Central         Adjustments      Consolidated
                                        ---------       ------------       -----------       -----------      ------------
Net sales                                $548,000         $483,000            $52,000         $      -          $1,083,000

Cost of sales                             426,000                -                  -                -             426,000
                                        ---------         --------            -------         --------           ---------
   Gross profit                           122,000          483,000             52,000                -             657,000

Selling, general and
  administrative expense:                 464,000          422,000             63,000           28,000(C)          999,000

                                                                                                22,000(D)
Research and development                        -          210,000                  -                -             210,000

Interest and other expense                 13,000            4,000                  -           10,000(E)           27,000
                                        ---------         --------            -------         --------           ---------
Loss from operations before provision
      for income taxes                   (355,000)        (153,000)           (11,000)         (60,000)           (579,000)

Provision for income taxes                  5,000            1,000                  -                -(F)            6,000
                                        ---------         --------            -------         --------           ---------
Net loss                                ($360,000)       ($154,000)          ($11,000)        $(60,000)          ($585,000)
                                        =========         ========            =======         ========           =========
Net loss per share                       $  (0.04)                                                              $    (0.06)
                                        =========                                                                =========
Weighted average shares                 9,418,000                                                                9,741,000
                                        =========                                                                =========

      See accompanying notes to unaudited pro forma condensed consolidated financial statements.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS


(A) To reflect consideration paid and the purchase price allocation in connection with the Company's acquisition of EnviroQuest Technologies, Ltd. (ETL) and SIRAS North Central (SNC). The purchase price was $2,102,000 comprised of $800,000 in cash, $88,000 in promissory notes, 322,650 shares of common stock of Watson General Corporation valued at $847,000 and stock options for 195,000 shares of common stock of Watson General Corporation valued at $367,000.

         Estimated purchase price in excess of net assets acquired:
             Purchase price                                                           $2,102,000
             Less estimated fair market value of recorded net
                 assets of acquired companies                                            757,000
                                                                                      ----------
             Excess of purchase price over fair value of net assets
                 acquired                                                             $1,345,000
                                                                                      ==========

         The primary adjustment in the fair market value of the net assets acquired pertained to the valuation of acquired software of $900,000.

(B)      Elimination of investment in SNC by ETL.

(C) Amortization expense for software over 8 years on a straight-line basis.

(D) Amortization expense for excess of purchase price over fair value of net assets acquired over 15 years on a straight-line basis.

(E)      Interest on cash and notes issued in transaction

(F) There is no pro forma tax provision due to net losses incurred without benefit.